Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of RenaissanceRe Holdings Ltd. and to the incorporation by reference in such Registration Statement of our reports dated February 20, 2014, with respect to the consolidated financial statements and schedules of RenaissanceRe Holdings Ltd., and the effectiveness of internal control over financial reporting of RenaissanceRe Holdings Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

December 15, 2014